Exhibit 10.13

APPENDIX A

AMENDMENT NO. 1 TO THE
2011 STOCK INCENTIVE PLAN FOR DIRECTORS,
OFFICERS AND EMPLOYEES

December 18, 2014

This amendment shall be effective upon the approval of the Board of Directors and Shareholders of Eagle Bancorp, Montana, Inc.

The Eagle Bancorp Montana, Inc. 2011 Stock Incentive Plan for Directors, Officers and Employees is amended as follows:

Section 1:

Strike “American Federal Savings Bank” and substitute “Opportunity Bank of Montana.”

Section 2:

Strike the language after the word “Bank means” and insert the following:  “Opportunity Bank of Montana, a Montana chartered commercial bank.”

Section 2.24, Performance Criteria, is amended to read as follows:

Section 2.24 - Performance Criteria means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period.  The Performance Criteria used to establish Performance Goals are limited to:  pre- or after-tax net earnings, sales growth, operating earnings, operating cash flow, return on net assets, return on shareholders’ equity, return on assets, return on capital, Stock price growth, shareholder returns, gross or net profit margin, earnings per share, price per share of Stock, market share, management of risk including, but not limited to, compliance, safety and soundness and reputational risk.  The foregoing may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group or such other metrics as the Committee may elect to apply.  The Committee will, in the manner and within the time prescribed by Section 162(m) of the Code in the case of Qualified Performance-Based Awards, objectively define the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.

Section 4, Stock Subject to the Plan, is amended to read as follows:

4.  Stock Subject to the Plan.  Subject to Section 8, the maximum aggregate number of shares of Restricted Stock which may be issued under the Plan is 168,571.  The maximum aggregate number of shares of Stock which may be issued pursuant to or subject to Options granted under the Plan is 246,427.  The shares of Stock subject to the Plan may be authorized but unissued shares or reacquired shares, bought on the open market or otherwise.  If any Option expires, terminates, or is cancelled for any reason without having been exercised in full, or if any other Award is forfeited by the Participant, the shares of Stock to which the Award relates which are not acquired by the Optionee or which are forfeited by the Participant shall again be available for Awards to be granted under the plan. In addition, exercise or settlement of any Option shall not count against the foregoing limitations except to Participant because such shares are withheld for the payment of taxes or the Award is exercised through a reduction of shares subject to the Award through the “net exercise” feature described herein, the number of shares that are no delivered to the Participant will remain available for issuance under the Plan.  If the Exercise Price of any Award is satisfied by tendering shares of Stock held by the Participant, then the number of shares so tendered will be available for issuance under the Plan.

Adopted by the Board of Directors on _December 18, 2014_____

Adopted by the Shareholders on ____________________________

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